Exhibit 10.1
HUGHES SUPPLY, INC.
SECOND AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(effective as of October 19, 2005)

     THIS HUGHES SUPPLY, INC. SECOND AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”), made effective as of October 19, 2005, by HUGHES SUPPLY, INC., a corporation organized and existing under the laws of the State of Florida (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company implemented this Plan for the purpose of providing an unfunded supplemental executive retirement arrangement for the benefit of a select group of its management or highly compensated employees, subject to certain conditions and pursuant to the terms and provisions specified in this Plan; and
     WHEREAS, the Company now desires to amend and restate this Plan to address recent changes in the law and to modify certain other provisions.
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Company hereby amends and restates this Plan, in its entirety, pursuant to the following terms and provisions.
ARTICLE 1
DEFINITIONS
     1.1 “Accelerating Termination” shall have the meaning specified in Section 2.4(b) hereof.
     1.2 “Administrative Committee” shall mean the administrative committee appointed by the Compensation Committee pursuant to Section 3.1 to perform the administrative duties specified in Article 3 hereof.
     1.3 “Affiliate” shall mean an entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
     1.4 “Average Compensation” shall mean the average of the Compensation paid by the Company and its Affiliates to the Participant for the 3 full Plan Years of employment with the Company and its Affiliates (or, if the Participant has been employed with the Company and its Affiliates for less than three full Plan Years, the actual number of the Participant’s full Plan

Years of employment) during which the Participant’s Compensation was the highest, considering only the 10 full Plan Years which immediately precede the date on which the Participant’s employment with the Company and its Affiliates terminates.
     1.5 “Beneficiary” shall mean the person or persons designated by a Participant, upon such forms as shall be provided by the Company, to receive payments of the Participant’s benefits hereunder, if any, in the event of the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then the Participant’s Beneficiary shall be the Participant’s spouse, so long as such spouse shall live, and thereafter to such person or persons including such spouse’s estate as may be appointed under such spouse’s last will and testament making specific reference hereto. If the Participant is not survived by a spouse, or if the Participant’s spouse shall fail to so appoint, then said payments shall be made to the then living children of the Participant, if any, in equal shares, for their joint and survivor lives, and if none, or after their respective joint and survivor lives, any balance thereof to the Participant’s estate as a lump sum payment.
     1.6 “Benefit Percentage” shall mean that benefit percentage designated on Exhibit B attached hereto that is applicable to the Participant, based upon the Participant’s status on the date on which the Participant’s employment with the Company and its Affiliates terminates (or on such other date as the Compensation Committee shall determine); provided, however, if the Participant satisfies the Rule of 80 and terminates employment with the Company and its Affiliates prior to age 55, the benefit percentage applicable at age 55 shall apply to the Participant.
     1.7 “Board” shall mean the board of directors of the Company.
     1.8 “Cause” shall have the meaning specified in Section 2.4(c)(ii) hereof.
     1.9 “Change in Control” shall have the meaning specified in Section 2.4(c)(i) hereof.
     1.10 “Change in Control Benefit” shall have the meaning specified in Section 2.4(c)(iv) hereof.
     1.11 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     1.12 “Company” shall mean Hughes Supply Inc., a Florida corporation, and its successors and assigns.
     1.13 “Compensation” shall mean the base salary, and any annual cash incentive bonuses approved by the Compensation Committee, that are paid by the Company and its Affiliates to the Participant for a Plan Year. For these purposes, base salary and cash bonus amounts shall be calculated before reduction for compensation deferred pursuant to all qualified, nonqualified and Code Section 125 plans maintained by the Company and its Affiliates.

     1.14 “Compensation Committee” shall mean the Compensation Committee of the Board.
     1.15 “Death Benefit” shall mean the benefits, if any, payable under this Plan to the Participant’s Beneficiary pursuant to Section 2.3 hereof in the event of the Participant’s death.
     1.16 “Disability” shall mean any injury, illness or condition that constitutes a disability within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder. Notwithstanding the foregoing, a Disability shall not be deemed to have been incurred for purposes of this Plan, however, if it is the result of a willful and intentionally self-inflicted injury or was incurred in connection with the willful and intentional commission of a felony. All determinations relating to whether a Participant has suffered a Disability shall be made by the Administrative Committee.
     1.17 “Disability Retirement Age” shall mean age 65, or such younger age not earlier than age 55 as may be approved for the Participant by the Compensation Committee.
     1.18 “Disability Retirement Benefit” shall mean a monthly benefit, commencing on the first day of the month coincident with or next following the date on which a Disabled Participant attains his or her Disability Retirement Age and continuing for 15 years thereafter, equal to the amount, if any, by which (a) one twelfth of the product of the Participant’s Benefit Percentage (determined as of the Participant’s Disability Retirement Age) multiplied by the Disabled Participant’s Average Compensation, exceeds (b) the amount, if any, of any monthly benefit payable to the Participant for the month in which the Disability Retirement Benefit is paid under any disability insurance policy or plan of the Company. Notwithstanding anything to the contrary herein, in no event shall the monthly benefit payable as a Disability Retirement Benefit under this Plan, together with the monthly benefit payable under any disability insurance policy or plan of the Company for the month in which the Disability Retirement Benefit is paid, exceed $83,334 (or, as expressed on an annualized basis, $1,000,000) in the case of a Tier I Participant and (ii) exceed $62,500 (or, as expressed on an annualized basis, $750,000) in the case of a Tier II Participant.
     1.19 “Disabled Participant” shall mean a Participant whose employment with the Company and its Affiliates terminates by reason of the Participant’s Disability and who continues to suffer from a Disability until his or her Disability Retirement Age.
     1.20 “Effective Date” shall mean February 5, 2004.
     1.21 “Effective Date of the Second Amended and Restated Plan” shall mean October 19, 2005.
     1.22 “Employee” shall mean any employee of the Company or any of its Affiliates.
     1.23 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     1.24 “Good Reason” shall have the meaning specified in Section 2.4(c)(iii).

     1.25 “Normal Retirement Age” shall mean age 65, or such younger age that is not earlier than age 55 as may be approved by the Compensation Committee is satisfied, or as may be modified pursuant to Sections 1.37 or 2.6.
     1.26 “Normal Retirement Date” shall mean the first day of the calendar month coinciding with or immediately following the later of (a) the date on which the Participant’s employment with the Company and its Affiliates terminates (or such other date as the Compensation Committee shall determine) and (b) the date on which the Participant attains his or her Normal Retirement Age.
     1.27 “Normal Retirement Benefit” means a monthly benefit, commencing on the Participant’s Normal Retirement Date and continuing for 15 years thereafter, equal to one twelfth of the product of the Participant’s Benefit Percentage multiplied by the Participant’s Average Compensation. Notwithstanding anything to the contrary herein, in no event shall (a) the monthly benefit payable to a Tier I Participant as a Normal Retirement Benefit under this Plan exceed $83,334, or, as expressed on an annualized basis, $1,000,000, and (b) the monthly benefit payable to a Tier II Participant as a Normal Retirement Benefit under this Plan exceed $62,500, or, as expressed on an annualized basis, $750,000.
     1.28 “Participant” shall mean those officers of the Company or any Affiliate designated by the Compensation Committee as being eligible to participate in the Plan, and shall include the Tier I Participants and the Tier II Participants. An employee of the Company or an Affiliate shall not be eligible to be a Participant unless he or she is deemed to be among a select group of management or highly compensated employees of the Company or its Affiliates within the meaning of Section 201(2) of ERISA.
     1.29 “Plan” shall mean this Hughes Supply, Inc. Amended and Restated Supplemental Executive Retirement Plan as herein set forth and as it may be amended from time to time.
     1.30 “Plan Year” shall mean the fiscal year of the Company.
     1.31 “Reduced Disability Retirement Benefit” shall mean an amount equal to the product of (a) the Disability Retirement Benefit (calculated under Section 1.18 hereof) multiplied by (b) a fraction, the numerator of which shall be the number of Years of Service the Participant has completed with the Company and its Affiliates, and the denominator of which shall be (i) 5, in the case of Tier I Participants, or (ii) 15, in the case of Tier II Participants.
     1.32 “Reduced Normal Retirement Benefit” shall mean an amount equal to the product of (a) the Normal Retirement Benefit (calculated under Section 1.27 hereof) multiplied by (b) a fraction, the numerator of which shall be the number of Years of Service the Participant has completed with the Company and its Affiliates, and the denominator of which shall be (i) 5, in the case of Tier I Participants, or (ii) 15, in the case of Tier II Participants.
     1.33 “Requisite Years of Service” shall mean (a) with respect to a Tier I Participant, 5 Years of Service, and (b) with respect to a Tier II Participant, 15 Years of Service.

     1.34 “Tier I Participant” shall mean those individuals designated as “Tier I Participants” on Exhibit A, attached hereto and made a part hereof, as modified from time to time by the Compensation Committee.
     1.35 “Tier II Participant” shall mean those individuals designated as “Tier II Participants” on Exhibit A, attached hereto and made a part hereof as modified from time to time by the Compensation Committee.
     1.36 “Trust” shall mean, as to each Participant, the trust created under a separate trust agreement entered into between the Company and Suntrust Bank, as trustee, to fund the Participant’s benefits under this Plan, or such successor trust, and with such successor trustee, as the Company may from time to time establish for that purpose.
     1.37 “Year of Service” shall mean each complete twelve-month period during which a Participant was employed by the Company, including authorized leaves of absence and periods prior to the Effective Date, any Years of Service that may be credited by the Compensation Committee pursuant to Section 2.6 below (but excluding such credited Years of Service for purposes of the Rule of 80).
ARTICLE 2
RETIREMENT BENEFITS
     2.1 Normal Retirement Benefit.
          (a) After Attaining Normal Retirement Age and Completing Requisite Years of Service, or Meeting the Rule of 80. A Participant, whose employment with the Company and its Affiliates terminates for any reason other than by the Company or any of its Affiliates for Cause after (i) the Participant has attained his or her Normal Retirement Age and has completed his or her Requisite Years of Service, or (ii) the sum of the Participant’s actual age and actual Years of Service is at least 80 (“Rule of 80”), shall be entitled to receive the Participant’s Normal Retirement Benefit commencing on the Participant’s Normal Retirement Date or, if the Participant has satisfied the Rule of 80, the later of the date the Participant attains age 55 or the date the Participant terminates employment with the Company and its Affiliates.
          (b) After Attaining Normal Retirement Age and Prior to Completing Requisite Years of Service. If a Participant’s employment with the Company or its Affiliates terminates for any reason (other than by the Company or any of its Affiliates for Cause) after attaining his or her Normal Retirement Age but prior to the completion of his or her Requisite Years of Service, such Participant shall be entitled to receive the Participant’s Reduced Normal Retirement Benefit commencing on the Participant’s Normal Retirement Date.
          (c) Prior to Attaining Normal Retirement Age, Termination of Tier I Participant’s Employment Without Cause. If a Tier I Participant is terminated by the Company or an Affiliate without Cause prior to attaining his or her Normal Retirement Age or satisfying the Rule of 80, the Company shall pay to the Tier I Participant his or her (i) Normal Retirement Benefit, if Tier I Participant has completed his or her Requisite Years of Service, or (ii) Reduced

Normal Retirement Benefit, if Tier I Participant has not completed his or her Requisite Years of Service. For purposes of subsections (c)(i) and (ii) above, the Tier I Participant’s Benefit Percentage shall be determined as if his or her employment had been terminated after attaining the later of (A) age 55 or (B) the actual age of the Tier I Participant on the date of termination of employment.
     2.2 Disability Retirement Benefit.
          (a) After Disability and Completing Requisite Years of Service. A Participant, whose employment with the Company and its Affiliates terminates on account of his or her Disability after the Participant (i) has attained his or her Disability Retirement Age, and (ii) has completed his or her Requisite Years of Service, shall be entitled to receive the Participant’s Disability Retirement Benefit commencing on the first day of the calendar month coincident with or next following the date on which the Participant attains his or her Disability Retirement Age.
          (b) After Disability and Prior to Completing Requisite Years of Service. If a Participant’s employment with the Company and its Affiliates terminates on account of his or her Disability after attaining his or her Disability Retirement Age but prior to the completion of his or her Requisite Years of Service, such Participant shall be entitled to receive the Participant’s Reduced Disability Retirement Benefit commencing on the first day of the calendar month coincident with or next following the date on which the Participant attains his or her Disability Retirement Age.
     2.3 Death Benefit.
          (a) After Commencement of Payment of Normal Retirement Benefit or Disability Retirement Benefit. If a Participant dies after payment of his or her Normal Retirement Benefit or Disability Retirement Benefit has commenced, but before payment of all Normal Retirement Benefits or Disability Retirement Benefits have been made to the Participant, the Company shall continue to pay the monthly benefits that the Participant would have received during the remainder of the 15-year period if the Participant had survived to the Participant’s Beneficiary, at such times and in such manner as such benefits would have been paid to the Participant if the Participant had survived.
          (b) Prior to Commencement of Payment of Normal Retirement Benefit or Disability Retirement Benefit.
                    (i) After Completion of Requisite Years of Service. If a Participant dies while in the employ of the Company or an Affiliate or during any period of continuing Disability up to age 65 that commenced while the Participant was in the employ of the Company or any Affiliate, and the Participant had completed his or her Requisite Years of Service as of the date of death, the Company shall pay to the Participant’s Beneficiary a monthly benefit, commencing on the first day of the second calendar month following the Participant’s death and continuing for 10 years thereafter, equal to one twelfth of the product of the Participant’s Benefit Percentage, determined as if the Participant had died after attaining the later of age 55 or the actual age of the Participant on the date of the Participant’s death, multiplied by the Participant’s Average Compensation.
                    (ii) Prior to Completion of Requisite Years of Service. If a Participant dies while in the employ of the Company or an Affiliate or during any period of continuing Disability up to age 65 that commenced while the Participant was in the employ of the Company or any Affiliate, but prior to the completion of his or her Requisite Years of Service as of the date of death, the Company shall pay to the Participant’s Beneficiary a monthly benefit, commencing on the first day of the second calendar month following the Participant’s death and continuing for 10 years thereafter, equal to (1) the monthly benefit that would have been payable to the Beneficiary under Section 2.3(b)(i) had the Participant completed his or her Requisite Years of Service, multiplied by (2) a fraction, the numerator of which shall be the number of Years of Service the Participant has completed with the Company and its Affiliates, and the denominator of which shall be 5, in the case of Tier I Participants, and 15, in the case of Tier II Participants.
                    (iii) Maximum Benefits. Notwithstanding anything to the contrary herein, in no event shall (x) the monthly benefit payable to a Tier I Participant as a benefit under this Section 2.3(b) exceed $83,334, or, as expressed on an annualized basis, $1,000,000, and (y) the monthly benefit payable to a Tier II Participant as a monthly benefit under this Section 2.3(b) exceed $62,500, or, as expressed on an annualized basis, $750,000.
     2.4 Change in Control.
          (a) After Commencement of Payment of Normal Retirement Benefit or Disability Retirement Benefit. If a Change in Control occurs after payment of a Participant’s Normal Retirement Benefit or Disability Retirement Benefit has commenced but before payment of all of the Participant’s Normal Retirement Benefits or Disability Retirement Benefits have been made, the Company shall pay the Participant a single lump sum payment, within 30 days after the date on which the Change in Control occurs, equal to the present value, determined using a five percent (5%) discount factor per annum, of the remaining benefits payable to the Participant (or his or her Beneficiary) pursuant to this Plan.
          (b) Prior to Commencement of Payment of Normal Retirement Benefit or Disability Retirement Benefit.
                    (i) After Completion of Requisite Years of Service. If (1) a Change in Control occurs before payment of a Participant’s Normal Retirement Benefit or Disability Retirement Benefit has commenced, and (2) within two years after the Change in Control has occurred, the Participant’s employment with the Company and its Affiliates is terminated by the Company and its Affiliates without Cause or by the Participant for Good Reason (any such termination sometimes being referred to herein as an “Accelerating Termination”), and the Participant had completed his or her Requisite Years of Service as of the date of the Accelerating Termination, then the Company shall pay the Participant a single lump sum payment, within 30 days after the date of the Accelerating Termination, equal to the present value, determined using a five percent (5%) discount factor per annum, of the Change in Control Benefit.

                    (ii) Prior to Completion of Requisite Years of Service. If an Accelerating Termination occurs and the Participant had not yet completed his or her Requisite Years of Service as of the date of the Accelerating Termination, then the Company shall pay to the Participant a single lump sum payment, within 30 days after the date of the Accelerating Termination, an amount equal to (1) the lump sum benefit that would have been payable to the Participant under Section 2.4(b)(i) had the Participant completed his or her Requisite Years of Service, multiplied by (2) a fraction, the numerator of which shall be the number of Years of Service the Participant has completed with the Company and its Affiliates, and the denominator of which shall be 5, in the case of Tier I Participants, and 15, in the case of Tier II Participants.
                    (iii) Maximum Benefits. Notwithstanding anything to the contrary herein, in no event shall any payment of a Change in Control Benefit under this subsection 2.4(b) exceed $1,000,000 on an annualized basis for any Tier I Participant, or $750,000 on an annualized basis for any Tier II Participant.
          (c) For purposes of this Plan:
                    (i) A “Change in Control” shall mean an event or series of events by which:
                              (1) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control under this Plan. Notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this clause (1);
                              (2) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or
                              (3) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section 2.4(c)(i)(3), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Plan, the following shall not be treated as a Change in Control under this Section 2.4(c)(i)(3):
                                        (I) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer) in exchange for shares of the Company’s stock;
                                        (II) a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
                                        (III) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
                                        (IV) a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (III) above.
                    (ii) “Cause” shall mean:
                              (1) acts or omissions by the Participant that constitute intentional misconduct or a knowing violation of law or policy that materially and adversely affects the Company, its reputation or its business.
                              (2) a benefit in money, property or services received by the Participant from the Company or from another person dealing with the Company in violation of applicable law or policy;
                              (3) intentional or grossly negligent breach of Participant’s covenant(s) with the Company relating to confidential or proprietary information (including without limitation any covenants contained in any employment, non-competition, non-solicitation, severance or similar agreement);
                              (4) conviction of the Participant of a felony or any crime involving moral turpitude; or
                              (5) gross negligence by the Participant in the performance of his duties to the Company.
                    (iii) “Good Reason” shall mean the occurrence of any one or more of the following events subsequent to the occurrence of a Change in Control:
                              (1) any reduction by the Company of the Participant’s salary or bonus (which for this purpose shall be the Participant’s maximum potential annual bonus for any fiscal year, based upon reasonable goals) or any reduction in benefits provided under material benefit plans in which Participant participates, which reduction is not generally applicable to all participants; provided, that any reduction of benefits under this Plan, as in effect on the date hereof, shall constitute Good Reason and provided, further that any failure by the Company to continue in effect any material benefit plan in which the Participant participates on the date hereof, without providing a reasonable substitute or alternative, shall constitute Good Reason;
                    (2) loss of the Participant’s title or position with the Company by action of the Company or the Board;
                    (3) significant diminution of the Participant’s duties and responsibilities with the Company by action of the Company or the Board; provided, that any diminution in duties arising solely from the Company no longer being an independent, publicly-traded reporting company under the Securities Exchange Act of 1934 shall not constitute Good Reason; or
                    (4) any requirement that the Participant relocate (other than on a sporadic or intermittent basis) to adequately perform his or her duties and responsibilities for the Company to a location which is more than 35 miles from the Company’s current address at One Hughes Way, Orlando, FL 32805 or such other geographic location where such Participant has historically performed such duties and responsibilities, or any requirement that the Participant perform more of his duties from a geographic location which is different from the location where he performed most of his duties prior to the Change in Control.
                    (iv) “Change in Control Benefit” means (a) if at the time of the Accelerating Termination the Participant was age 65 or older, then the Change in Control Benefit shall be equal to the Normal Retirement Benefit that the Participant would have been entitled to receive had he or she retired as of the date of the Accelerating Termination; (b) if at the time of the Accelerating Termination the Participant was age 55 or older (but younger than 65), then the Change in Control Benefit shall be equal to the Normal Retirement Benefit that the Participant would have been entitled to receive had he or she retired as of the date of the Accelerating Termination and such retirement was approved by the Compensation Committee, and (c) if at the time of the Accelerating Termination the Participant was younger than age 55, then the Change in Control Benefit shall be equal to the Normal Retirement Benefit that the Participant would have been entitled to receive had he or she reached age 55 and retired as of the date of the Accelerating Termination and such retirement was approved by the Compensation Committee.
     2.5 Forfeiture. Notwithstanding any other provision in the Plan, in the event that the employment of a Participant is terminated by the Company or an Affiliate for Cause, then no benefits shall be paid to the Participant or his or her Beneficiary under this Plan. In addition, in the event that the Participant’s employment is terminated by the Company without Cause or by the Participant for any reason prior to the earliest of (a) attainment of his or her Normal Retirement Age (except as provided under Section 2.1(c) above), (b) the Participant’s satisfaction of the Rule of 80, (b) attainment of his or her Disability Retirement Age, or (c) a Change in Control, then no benefits shall be paid to the Participant or his or her Beneficiary under this Plan.
     2.6 Waiver. Notwithstanding anything to the contrary herein, the Compensation Committee may, in its sole and absolute discretion, waive or reduce the requirements of, or grant credit for additional, age and Years of Service applicable to benefits that may be payable under this Plan.
     2.7 Section 409A Compliance. The payment of retirement benefits under the Plan other than in a lump sum after a Change in Control shall be treated as a right to a series of separate installment payments. Notwithstanding any other provision in the Plan, any benefits otherwise payable under the Plan upon the separation from service of a “specified employee” (as defined in Section 409A of the Code) shall be suspended during the first six months following such separation to the extent required by such Section to avoid the application of the excise tax thereunder and shall be paid on the first business day after such six-month period.
ARTICLE 3
ADMINISTRATION
     3.1 Committee. The Compensation Committee shall appoint an Administrative Committee consisting of at least three persons to administer this Plan, provided that the Compensation Committee may delegate this authority with respect to the Administrative Committee to the Chief Executive Officer and the Chief Financial Officer of the Company, who shall be required to act jointly. Any Administrative Committee member may, but need not, be an officer or employee of the Company or any Affiliate and each shall serve until his successor shall be appointed or until his earlier resignation or removal. Any member of the Administrative Committee may resign by delivering his written resignation to the Compensation Committee or its delegate(s). The Compensation Committee, or its delegate(s), may remove any member of the Administrative Committee at any time for any reason.
     3.2 Powers and Duties. Except as otherwise determined from time to time by the Compensation Committee, the Administrative Committee generally shall be responsible for the discretionary management, operation, interpretation and administration of the Plan and shall:
          (a) Establish procedures for the allocation of responsibilities with respect to the Plan which are not allocated herein;
          (b) Determine the names of those employees of the Company or its Affiliates who are eligible to become Participants, subject to the approval of the Compensation Committee, and such other matters as may be necessary to enable payment under the Plan;
          (c) Construe and interpret all terms, provisions, conditions and limitations of the Plan and the Trust;
          (d) Correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan or the Trust;
          (e) Determine the amount, manner and time of payment of benefits under the Plan and set forth additional terms or conditions for, and the procedures to be followed by, Participants and Beneficiaries to obtain benefits;

          (f) Keep adequate records of all meetings and actions taken by the Administrative Committee and report to the Compensation Committee at least annually or more frequently as requested by the Compensation Committee; and
          (g) Perform such other functions and take such other actions as may be required by the Plan or as may be necessary or advisable to accomplish the purposes of the Plan.
The Company shall furnish the Administrative Committee with all data and information available which the Administrative Committee may reasonably require in order to perform its functions hereunder. The Administrative Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Administrative Committee (including without limitation any final determination made by the Administrative Committee pursuant to Section 3.5 hereof) shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Administrative Committee acted arbitrarily and capriciously.
     3.3 Agents. The Administrative Committee may appoint a Secretary who may, but need not, be a member of the Administrative Committee, and may employ such agents for clerical and other services, and such counsel, accountants and other professional advisors as may be required for the purpose of administering the Plan. The Administrative Committee may rely on all tables, valuations, reports, certificates and opinions furnished by its agents.
     3.4 Procedures. A majority of the Administrative Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Administrative Committee. An individual shall not vote upon or decide any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. In any case in which a Administrative Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the Compensation Administrative Committee shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.
     3.5 Claims Procedure. In the event that any Participant or Beneficiary claims to be entitled to benefits under the Plan and the Administrative Committee determines that such claim should be denied in whole or in part, the Administrative Committee shall, in writing, notify such claimant within 90 days of receipt of such claim that his claim has been denied, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such Participant or Beneficiary and shall set forth the pertinent sections of the Plan relied on, and where appropriate, an explanation of how the claimant can obtain review of such denial. Within 60 days after the mailing or delivery by the Administrative Committee of such notice, such claimant may request, by mailing or delivery of written notice to the Administrative Committee, a review and/or hearing by the Administrative Committee of the decision denying the claim. If the claimant fails to request such a review and/or hearing within such 60 day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Administrative Committee is correct. If such claimant requests a hearing within such 60 day period, the Administrative Committee shall designate a time (which time shall not be less than 7 nor more than 60 days from the date of such claimant’s notice to the

Administrative Committee) and a place for such hearing, and shall promptly notify such claimant of such time and place. A claimant or his authorized representative shall be entitled to inspect all pertinent Plan documents and to submit issues and comments in writing. If only a review is requested, the claimant shall have 60 days after filing a request for review to submit additional written material in support of the claim. After such review and/or hearing, the Administrative Committee shall promptly determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination with 60 days after such review and/or hearing or after receipt of any additional information submitted.
     3.6 Indemnification. The Company shall indemnify each Administrative Committee member, and each employee who assist the Administrative Committee in connection with his or her employment duties against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Administrative Committee in good faith. Such indemnification shall include attorneys’ fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.
ARTICLE 4
TRUST
     4.1 Establishment of the Trust. In order to provide assets from which to fulfill the Company’s obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party who shall serve as the trustee of the Trust. The Company may, in its discretion, contribute cash or other property, including securities issued by the Company, to the Trust in order to provide for the benefits payments under the Plan.
     4.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of the Participants and their Beneficiaries to receive distributions pursuant to the Plan. The provisions of the Trust, if any, shall govern the rights of the Company, the Participants and their Beneficiaries and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.
     4.3 Distributions From the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, if any, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE 5
MISCELLANEOUS
     5.1 Unfunded Plan. The obligations of the Company under this Plan shall be paid from the general assets of the Company or from the assets of the Trust. Participants shall have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. It is intended that this Plan shall constitute an “unfunded” plan for a select group of management or highly compensated employees under the ERISA. Any assets acquired by the Company relating to this Plan shall be subject to the claims of the Company’s creditors, and shall not be subject to any claims by any Participant or Beneficiary. The assets of the Trust also shall be subject to the Company’s creditors in the event of the Company’s Insolvency, as defined in the Trust Agreement establishing the Trust. Nothing contained in this Plan shall be interpreted to grant to any Participant or Beneficiary, any right, title or interest in any assets of the Company or the Trust.
     5.2 Timing of Company Contributions. For each Plan Year, the Company may make contributions to the Trust in an amount that the Compensation Committee reasonably determines to be sufficient to fund the benefits that have accrued and have become vested under this Plan during that Plan Year.
     5.3 Restrictive Covenants. As a condition to a Participant receiving benefits under this Plan, the Compensation Committee may require that the Participant enter into an agreement containing such restrictive covenants as the Compensation Committee may require, including without limitation, covenants relating to the Participant’s non-competition with the business of the Company or its Affiliates, non-solicitation of customers or employees of the Company or its Affiliates, and maintenance of confidential information relating to the Company and its Affiliates. In the event that the Compensation Committee so determines, payment of any benefits under this Plan to any Participant or Beneficiary shall be expressly conditioned upon the Participant’s entering into an agreement that contains such restrictive covenants and the Participant’s compliance with those restrictive covenants, and any determination by the Compensation Committee that any of those restrictive covenants have been breached by the Participant shall be binding and conclusive on all parties.
     5.4 Impact on Other Participant Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other welfare or benefit plan of the Company or any Affiliate. This Plan is intended to, and does in fact, supercede and replace in its entirety, any Supplemental Executive Retirement Plan Agreement between any Participant and the Company or any Affiliate.
     5.5 Other Plans. Payments made to Participants under this Plan shall not be includable as salary or compensation for purposes of determining the amount of employee benefits under any other retirement, pension, profit-sharing or welfare benefit plans of the Company.

     5.6 Governing Law. To the extent not pre-empted by the laws of the United States, the construction, validity and administration of the Plan shall be governed by the laws of the State of Florida without reference to the principles of conflicts of law therein.
     5.7 No Assignment or Other Transfer. The right to receive payment of any benefits under the Plan shall not be subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant’s Beneficiary.
     5.8 Taxes. The Company shall withhold from any payment due under the Plan any taxes it deems to be required to be withheld under applicable Federal, state or local tax laws or regulations.
     5.9 Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.
     5.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and the Participant and the Participant’s Beneficiary.
     5.11 Headings and Subheadings. The headings and subheadings of the Plan are for reference only. In the event of a conflict between a heading or subheading and the content of an article or paragraph, the content shall control.
     5.12 Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.
     5.13 Amendment and Termination. This Plan may be amended or terminated in any respect at any time by the Compensation Committee; provided, however, that no amendment or termination of this Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination without the prior written consent of the Participants whose benefits would be reduced. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Board may require that the benefits accrued on behalf of all Participants and Beneficiaries (including, without limitation, any remaining benefits payable to Participants or Beneficiaries receiving distributions in installments at the time of the termination) be distributed as soon as practicable after such termination, notwithstanding any elections by Participants or Beneficiaries with regard to form in which their benefits are to be paid. If and to the extent that the Compensation Committee does not accelerate the timing of distributions on account of the termination of this Plan pursuant to the preceding sentence, payment of any remaining benefits under this Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent elections made by Participants and Beneficiaries, and the terms of this Plan, as in effect at the time this Plan is terminated
     5.14 No Employment Contract. This Plan does not constitute a contract of employment or impose on any Participant or the Company or any Affiliate any obligations to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the policies of the Company or any Affiliate regarding termination of employment.

     5.15 No Acceleration of Benefits. In no event shall the acceleration of the time or schedule of any payment under this Plan be permitted, except to the extent permitted under Section 409A of the Code and the Treasury regulations thereunder.
     IN WITNESS WHEREOF, the Company has caused the Plan to be executed the day and year first above written.

HUGHES SUPPLY, INC.
By:	/s/ Jay Romans
	Name:	Jay Romans
	Title:	Sr. Vice President of Human Resources

EXHIBIT A
Participants
1.	Tier I Participants. The following are designated as Tier I Participants: Tom Morgan, David Bearman, Neal Keating and David Hughes, and any successors to the positions of Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chairman of the Board of Directors of the Company (and if a new employee, after one year of service with the Company ) .

2.	Tier II Participants. The individuals listed below, and any individuals appointed to the positions of Senior Vice President of the Company or as President of any of the Company’s business units (and if new employee, after one year of service with the Company ) , are designated as Tier II Participants:
Steve Benton
Jeff Clyne
Skip Hughes
Bob Machaby
Rick McClure
John Paré
Jay Romans
Mike Stanwood
Tom Starnes
John Steele
Tom Ward
Gradie Winstead
Steve Zepf

EXHIBIT B
Benefit Percentage
1.	Tier I Participant. If the Participant is a Tier I Participant, the Benefit Percentage with respect to that Participant shall be determined in accordance with the following chart:

Normal Retirement Age*	Benefit Percentage
65	60.0%
64	57.6%
63	55.2%
62	52.8%
61	50.4%
60	48.0%
59	45.6%
58	43.2%
57	40.8%
56	38.4%
55	36.0%
2.	Tier II Participant. If the Participant is a Tier II Participant, the Benefit Percentage with respect to that Participant shall be determined in accordance with the following chart:

Normal Retirement Age*	Benefit Percentage
65	50.0%
64	48.0%
63	46.0%
62	44.0%
61	42.0%
60	40.0%
59	38.0%
58	36.0%
57	34.0%
56	32.0%
55	30.0%

*	This column represents the age on (i) the Participant’s Normal Retirement Date or (ii) the date on which a Disabled Participant attains his or her Disability Retirement Age or (iii) solely in the case of a Participant who satisfies the Rule of 80, the later of the date the Participant attains age 55 or terminates employment with the Company and its Affiliates. It should be noted that retirement prior to age 65 requires approval of the Compensation Committee unless a Participant has satisfied the Rule of 80.